Exhibit 99.1

Actuate Therapeutics Announces Statistically Significant Topline Results from

Global Phase 2 Trial of Elraglusib in First-Line Treatment of Metastatic Pancreatic Cancer

-	Topline data shows statistically significant improvement in overall survival in elraglusib plus GnP combination arm versus GnP control arm

-	Elraglusib/GnP combination arm demonstrated substantial improvement in median overall survival since the last data analysis

-	Clinical trial meets primary endpoint for overall survival and confirms significant 1-year survival rate

-	Elraglusib/GnP combination arm demonstrated a favorable risk-benefit profile

-	Topline dataset to be presented in an oral presentation at the upcoming ASCO Annual Meeting

-	Company plans to work with regulators to expeditiously bring elraglusib to commercialization

CHICAGO, IL and FORT WORTH, TX, May 6, 2025 – Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), today announced that elraglusib in combination with gemcitabine/nab-paclitaxel (GnP) met the primary endpoints and achieved statistical significance in topline results from its ongoing Phase 2 (Actuate-1801 Part 3B) trial in first-line treatment of metastatic pancreatic ductal adenocarcinoma (mPDAC).

The topline results, which demonstrate a substantial improvement in median overall survival benefit in the elraglusib/GnP combination arm compared to the results announced in December 2024, will be presented on May 31, 2025, at the Annual Meeting of the American Society of Clinical Oncology (ASCO).

“Pancreatic cancer is one of the most aggressive and difficult-to-treat malignancies, where patients urgently need new therapeutic options,” said Daniel Schmitt, President & Chief Executive Officer of Actuate. “There have been no major advances in improving survival in first-line treatment of metastatic pancreatic cancer in over a decade. Demonstrating statistically significant increases in both median overall survival and percent of patients reaching one-year survival and beyond, along with a favorable risk-benefit profile in this Phase 2 trial, further demonstrates elraglusib’s potential to shift the treatment paradigm in mPDAC. We are incredibly excited to present the topline data at ASCO. Based on the significant improvement in survival we have seen to date in the combination arm, we look forward to working with US and EU regulators in the second half of this year to map out the path to advancing elraglusib to NDA and registration and making the drug available to patients as expeditiously as possible.”

ASCO Presentation Details:

Abstract Title: Preliminary results from the randomized phase 2 study (1801 part 3B) of elraglusib in combination with gemcitabine/nab-paclitaxel (GnP) versus GnP alone in patients (pts) with previously untreated metastatic pancreatic ductal adenocarcinoma (mPDAC).

Abstract Number: 4006

Session Title: Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary

Presenter: Devalingam Mahalingam, MD, PhD

Oral Presentation Date and Time: Saturday, May 31, 2025, 4:48 PM CDT

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About Actuate-1801 Part 3B Study

The Actuate-1801 Part 3B study (NCT03678883) is a randomized, controlled Phase 2 trial of elraglusib with GnP versus GnP alone in first-line mPDAC. The trial enrolled 286 mPDAC patients with no prior systemic treatment for metastatic disease, who were randomized 2:1 to the elraglusib treatment arm (elraglusib + GnP) or the control arm (GnP alone). Elraglusib is administered at a dose of 9.3 mg/kg by IV infusion on Day 1 of each week of a 28-day cycle. The primary endpoint for this study is median overall survival, with OS summarized throughout the study by estimates of 1-year survival. Secondary endpoints are DCR, ORR, PFS, and AE.

About GSK-3β

Inhibition of GSK-3β may inhibit tumor growth and improve survival through several complimentary mechanisms that include enhancement of chemotherapy activity, activation of innate anti-tumor immunity, and regulation of gene expression, leading to alterations in tumor metabolism and Epithelial-to-Mesenchymal Transition (EMT).

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function. For additional information, please visit the Company’s website at http://www.actuatetherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements about us, including our and other parties’ clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that preliminary and unpublished data may be subject to change and further interpretation following the availability of more data or following a more comprehensive review of the data and should not be relied upon as a final analysis; clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies and early clinical trials are not necessarily predictive of future results, and elraglusib may not achieve positive clinical results or favorable preclinical results or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development, including through conversations with the FDA or EMA and the standards such bodies may impose for such development; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; our ability to fund development activities, including because our financial condition raises substantial doubt as to our ability to continue as a going concern and we require additional capital to finance our operations beyond the second quarter of fiscal year 2025, and a failure to obtain this necessary capital in the near term on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025 and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

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